Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 6, 2007 accompanying the consolidated financial statements of Southern Bay Oil & Gas, L.P. and subsidiaries as of December 31, 2006 and 2005 and for each of the two years in the period ended December 31, 2006 included in the Current Report on Form 8-K/A filed on June 22, 2007 which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

July 23, 2007